Exhibit 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

June 1, 2004

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia

We have made a review, in accordance with standards established by the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, and issued our report thereon dated May 6, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is being used in this registration statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant with the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia